Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Preliminary Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Preliminary Statement of Additional Information, each included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No.333-292146) of First Trust Enhanced Private Credit Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 30, 2025, with respect to the consolidated financial statements and financial highlights of First Trust Enhanced Private Credit Fund included in the Annual Report (Form N-CSR) for the period ended March 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 13, 2026